August 14, 2013

U.S Securities and Exchange Commission

Office of the Chief Accountant

100 F Street Northeast

Washington, DC 20549-2000

RE: DSI REALTY INCOME FUND X

FILE # 33-5327

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of DSI REALTY INCOME FUND X dated August 14, 2013, for the event that occurred on August 1, 2013, and agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Cacciamatta Accountancy Corporation

Cacciamatta Accountancy Corporation